                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is effective as of the 17th day of December, 1999, by and among Paragon Voice Systems, a California corporation (the "Company"), Interactive Telesis, Inc., a Delaware corporation ("ITI") and ITI Ventures, Ltd., a wholly-owned subsidiary of ITI ("Investor").

     A. Investor desires to purchase an aggregate of 510,000 shares of common stock, no par value, of the Company (the "Common Stock"), pursuant to the terms and conditions hereinafter set forth.

     B. The Company desires to sell to Investor such shares of Common Stock pursuant to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Company and Investor hereby agree as follows:

     1.   Purchase and Sale of Stock.

          1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Closing (as hereinafter defined) and the Company agrees to sell and issue at the Closing, 510,000 shares (the "Shares") of Common Stock for an aggregate purchase price of $1,200,000 (the "Purchase Price") payable in four (4) equal installments of $300,000 on each of: (i) the date of this Agreement (the "Closing Date Installment"); (ii) April 1, 2000; (iii) July 1, 2000; and (iv) October 1, 2000.

          1.2 Closing. The closing for the purchase and sale of the Common Stock shall take place at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California 92101, at 10:00 A.M. on December 17, 1999, or at such other time and place as the Company and Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing: (i) the Company shall deliver certificates representing an aggregate of 510,000 shares of Common Stock to Investor and a certificate of status issued as of a recent date by the California Secretary of State showing that the Company is in good standing, and (ii) Investor shall deliver the Closing Date Installment and the Stock Assignments (as hereinafter defined) to the Company. Payment of the Purchase Price shall be paid in U.S. dollars by certified or official bank check or by wire transfer of immediately available funds to an account designated by the Company.

          1.3 Failure to Pay Purchase Price. At the Closing, Investor shall deliver three (3) irrevocable stock powers duly executed in blank (each a "Stock Assignment") to be held by the Company in accordance with this Section 1.3 until payment of the full Purchase Price or their earlier release as provided herein below. In the event that Investor fails to pay any installment of the Purchase Price on or before the tenth (10th) day following the due date for such installment, then in such event the Company shall have the right and option to redeem 127,500 of the Shares ("Redeemed

Shares") for each such unpaid installment, by delivering a written notice to Investor of its intention to exercise such option. Upon Investor's receipt of any such notice, the Company shall be entitled to use a Stock Assignment to transfer the Redeemed Shares to the Company. Upon presentation of the foregoing documents, the Secretary of the Company shall cause the Redeemed Shares to be redeemed by and transferred to the Company and such Redeemed Shares shall be deemed for all purposes (including the right to vote and receive dividends) to have been redeemed and transferred to the Company, and the certificate evidencing such Redeemed Shares shall be canceled and considered treasury shares of the Company. Upon payment of any installment of the Purchase Price by Investor, the Company shall promptly destroy or return to Investor a Stock Assignment with respect to 127,500 of the Shares.

     2. Representations and Warranties of the Company. The Company represents and warrants to and covenants and agrees with Investor as of the date hereof that:

          2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and corporate authority to carry on the business in which it is currently engaged. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          2.2  Capitalization and Voting Rights.

               (a) The equity capitalization of the Company consists of 2,000,000 shares of common stock, of which 390,000 shares are issued and outstanding.

               (b) Immediately after giving effect to the transactions contemplated hereby, the issued and outstanding shares of common stock of the Company will be owned by the shareholders and in the numbers specified in Exhibit A hereto.

               (c) The issued and outstanding shares of common stock of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and have been or will be issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any relevant state securities laws or pursuant to valid exemptions therefrom.

               (d) Other than options issued or to be issued under the Paragon Voice Systems 1999 Stock Option Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock and the Company is not a party or subject to any agreement or understanding, and, to the best of the Company's knowledge, other than the agreements set forth in Section 7.1 hereof, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3 Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

          2.4 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          2.5 Valid Issuance of Common Stock. The Common Stock that is being purchased by Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

          2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder (the "25102(f) Filing"). The Company shall make such 25102(f) Filing immediately after the Closing.

          2.7 Offering. Subject in part to the truth and accuracy of Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Common Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          2.9 Compliance with other Instruments.

               (a) The Company is not in violation or default of any provision of its Articles of Incorporation or Bylaws, or of any judgment, order, writ, or decree to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under such provision, judgment, order, writ or decree or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

               (b) The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company's loss of any right granted under any license, distribution or other agreement.

          2.10 Disclosure. The Company has fully provided Investor with all the information that Investor has requested for deciding whether to purchase the Common Stock and all information that the Company believes is reasonably necessary to enable Investor to make such decision. Neither this Agreement nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          2.11 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.12 Financial Statements. The Company has delivered to Investor a balance sheet of the Company as at December 14, 1999 which has been internally prepared by the Company and is attached hereto as Exhibit B (the "Balance Sheet"). The Balance Sheet fairly presents the financial condition and results of operations of the Company as at December 14, 1999. The Balance Sheet reflects the consistent application of such accounting principles throughout the periods involved, except as disclosed in any notes thereto.

     3. Representations and Warranties of ITI and Investor. Investor and ITI represent and warrant to and covenant and agree with the Company, as of the date hereof, that:

          3.1 Formation; Qualification. Investor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

          3.2 Authorization. Investor and ITI have full power and authority to enter into this Agreement and such agreement constitutes ITI's and Investor's valid and legally binding obligation, enforceable in accordance with its terms.

          3.3 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon ITI's and Investor's representations to the Company, which by ITI's and Investor's execution of this Agreement, ITI and Investor hereby confirm, that the Shares to be received by Investor will be acquired for investment for Investor's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and that neither ITI nor Investor has any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, ITI and Investor further represent that neither ITI nor Investor has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

          3.4 Disclosure of Information. ITI is a long standing customer of the Company and is very familiar with the products, services and operations of the Company. ITI and Investor have received all the information ITI and Investor consider necessary or appropriate for deciding whether to purchase the Common Stock. ITI and Investor further represent that ITI and Investor have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

          3.5 Investment Experience. ITI and Investor regularly invest in securities of companies in the development stage and acknowledge that ITI and Investor are able to fend for themselves, can bear the economic risk of Investor's investment, and have such knowledge and experience in financial or business matters that ITI and Investor are capable of evaluating the merits and risks of the investment in the Shares. Investor also represents that Investor has not been organized for the purpose of acquiring the Common Stock.

          3.6 Restricted Securities. ITI and Investor understand that the Shares Investor is purchasing are characterized as "restricted securities" under the federal securities laws of the United States, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, ITI and Investor represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, ITI and Investor further agree not to make any disposition of all or any portion of the Shares unless and until the transferee thereof has agreed in writing for the benefit of the Company to be bound by this Section 3; provided and to the extent this Section 3 is then applicable, and:

               (a) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

               (b) (i) Investor shall have notified the Company of the proposed disposition and shall have furnished Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

Notwithstanding the foregoing, neither ITI nor Investor shall make any assignment, transfer or disposition of any of the Shares unless and until Investor has paid the full Purchase Price provided herein in accordance with
Section 1 hereof. Any attempted assignment, transfer or disposition of the Shares in contravention of this Section 3.8 shall be null and void and of no force or effect.

          3.8 Legends. It is understood that the certificates evidencing the Shares shall bear the following legend:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act and applicable state laws or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act and applicable state securities laws."

          3.9 Government Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Investor is required in connection with the consummation of the transactions contemplated by this Agreement.

     4.   California Commissioner of Corporations.

          4.1 Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     5. Conditions of Investor's Obligations at Closing. The obligations of Investor under Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

          5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the shares of Common Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

     6. Conditions of the Company's Obligations at Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before the Closing, as applicable, of each of the following conditions by ITI and Investor:

          6.1 Representations and Warranties. The representations and warranties of ITI and Investor contained in Section 3 shall be true on and as of the Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2 Performance. ITI and Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by either of them on or before the Closing.

          6.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the shares of Common Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

     7.   Miscellaneous.

          7.1 Post-Closing Covenants Regarding Board of Directors. From and after the date hereof, each of Investor, Ken Ravazzolo, Kari Ravazzolo and G.R., Inc., covenants and agrees to cause each of the shares of capital stock of the Company, now or hereafter owned or acquired by it, him or her to be voted in all elections of directors of the Company to elect to the Board of Directors of the
Company: (i) two designees of Investor (the "Investor Designees") so long as Investor shall own at least 382,500 of the Shares of Common Stock purchased by it on the date hereof, (ii) two designees of Ken Ravazzolo (the "Ravazzolo Designees"), so long as Ken Ravazzolo and/or Kari Ravazzolo shall own at least 300,000 Shares of Common Stock, and (iii) one designee mutually selected by Ken Ravazzolo and Investor (the "Mutual Designee"). Each of Investor, Ken Ravazzolo, Kari Ravazzolo and G.R., Inc. further covenants and agrees to take all necessary and appropriate action promptly following the Closing to cause the existing Board of Directors to be reconstituted with the Investor Designees, the Ravazzolo Designees and the Mutual Designee.

          7.2 Arbitration. Any and all controversies or claims arising out of, resulting from or in any way related to this Agreement or any transactions provided for or contemplated herein, or the breach thereof, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time demand for arbitration is made by any party hereto. Notwithstanding any rule of the AAA to the contrary, any dispute submitted to arbitration pursuant to the terms of this Section 7.2 shall be submitted to a single arbitrator mutually appointed by the parties hereto. In the event that the parties hereto cannot agree on a single arbitrator, then the dispute shall be submitted to a panel of three arbitrators selected in accordance with the rules of the AAA. Arbitration shall occur in San Diego, California, or such other location as is unanimously agreed by the parties hereto. The award made by all or a majority of the arbitrators shall be final and binding, and judgment with respect thereto may be entered in any court of law having competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party thereto all fees and disbursements of such arbitration, as well as its reasonable attorneys' fees, costs and expenses, including both pre and post award interest.

          7.3 Survival of Warranties. The representations and warranties of the Company, on the one hand, and ITI and Investor, on the other hand, contained in or made pursuant to this Agreement shall, pursuant to Sections 5.1 and 6.1 hereof, respectively, be true as of the date hereof and as of the date of the Closing; provided, however such representations and warranties shall not survive the Closing of the transactions contemplated hereby.

          7.4 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including, subject to Section 3.7 hereof, transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Investor shall not be permitted to assign any of its rights or obligations hereunder (including, without limitation, the obligation to pay the Purchase Price as provided in Section 1 hereof) without the prior written consent of all of the shareholders of the Company.

          7.5 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

          7.6 Counterparts. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.7 Titles and Subtitles. The titles and subtitles, used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          7.8 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given when personally served or when delivered, by FedEx or a similar nationally recognized overnight courier service, expenses prepaid, or if sent by facsimile when delivered by such facsimile, to the party to be notified at the address or facsimile number indicated for such party on the signature page hereof, or at such other address or facsimile number as such party may designate by providing written notice to the other parties in accordance with this Section 7.8.

          7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance either retroactively or prospectively), only in writing and only with consent of the Company and Investor.

          7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          7.11 Entire Agreement. This Agreement and the other documents referred to herein which form a part hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


                [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Accepted and agreed, solely with
respect to Section 7.1 hereof:          PARAGON VOICE SYSTEMS

/s/Ken Ravazzolo                        By: /s/ Ken Ravazzolo
-------------------------------------      ----------------------------------
Ken Ravazzolo                               Ken Ravazzolo

                                        Address:
/s/Kari Ravazzolo                           12625 High Bluff Drive, Suite 302
------------------------------------        San Diego, CA 92130
Kari Ravazzolo                              Facsimile: (858) 259-2812

                                        ITI VENTURES, LTD.
G.R., INC.
                                        By: /s/ Donald E. Cameron
By: /s/George J. Ravazzolo                  ---------------------------------
    ---------------------------------       Name: Donald E. Cameron
    George J. Ravazzolo, President          Title: CEO

                                        Address:
                                            c/o Interactive Telesis, Inc.
                                            535 Encinitas Blvd., Suite 116
                                            Encinitas, CA 92024
                                            Facsimile: (760) 632-1790


                                        INTERACTIVE TELESIS, INC.

                                        By: /s/ Donald E. Cameron
                                            ---------------------------------
                                            Donald E. Cameron, President

                                        Address:
                                            535 Encinitas Blvd., Suite 116
                                            Encinitas, CA 92024
                                            Facsimile:  (760) 632-1790

                                    EXHIBIT A

------------------------------------------------------------------------------------------------------
                     NAME OF SHAREHOLDER                        SHARES OF COMMON  PERCENTAGE OF COMMON
                                                                     STOCK               STOCK
------------------------------------------------------------------------------------------------------
ITI Ventures, Ltd.                                                     510,000            51.00%
------------------------------------------------------------------------------------------------------
Ken & Kari Ravazzolo, Community Property                               358,700            35.87%
------------------------------------------------------------------------------------------------------
G.R., Inc.                                                              31,300             3.13%
------------------------------------------------------------------------------------------------------
Paragon Voice Systems 1999 Stock Option Plan                          100,000*           10.00%*
------------------------------------------------------------------------------------------------------
                                                    TOTAL:           1,000,000           100.00%
------------------------------------------------------------------------------------------------------

* Reflects shares of Common Stock, which have been reserved for issuance under the Paragon Voice Systems 1999 Stock Option Plan (the "1999 Plan"). As of the date of this Agreement, no options have been granted under the 1999 Plan and, as a result, none of such Shares have been issued or are outstanding.

                                    EXHIBIT B

                      Balance Sheet as at December 14, 1999

See attached.

                              PARAGON VOICE SYSTEMS

                                 BALANCE SHEET
                            AS OF DECEMBER 14, 1999

                                        DEC. 14, '99
                                        ------------
ASSETS
  CURRENT ASSETS
    CHECKING/SAVINGS
      CHECKING                             24,948.17
      SAVINGS                                  81.43
                                        ------------
    TOTAL CHECKING/SAVINGS                 25,029.80

    ACCOUNTS RECEIVABLE
      RECEIVABLES                           2,812.50
                                        ------------
    TOTAL ACCOUNTS RECEIVABLE               2,812.50

    OTHER CURRENT ASSETS
      PETTY CASH                                0.02
      STORE CREDIT                            265.01
                                        ------------
    TOTAL OTHER CURRENT ASSETS                265.03
                                        ------------
   TOTAL CURRENT ASSETS

   FIXED ASSETS
      ASSETS                               74,828.88
      ACCUMULATED DEPRECIATION            -38,181.00
                                        ------------
   TOTAL FIXED ASSETS                      36,767.88
                                        ------------
TOTAL ASSETS                               64,875.21
                                        ============

LIABILITIES & EQUITY
  LIABILITIES
    CURRENT LIABILITIES
      ACCOUNTS PAYABLE
        PAYABLES                            2,276.31
                                        ------------
      TOTAL ACCOUNTS PAYABLE                2,276.31

      CREDIT CARDS
        AMERICAN EXPRESS BLUE              25,000.00
        MNBA PLATINUM PLUS                 29,235.47
        ADVANTA BUSINESS CARDS              9,673.90
        BUSINESSLINE                       43,849.75
        CITIBANK                           20,964.94
        WELLS FARGO MASTERCARD             33,518.38
                                        ------------
      TOTAL CREDIT CARDS                  162,242.44

      OTHER CURRENT LIABILITIES
        SALES TAX                           1,960.84
                                        ------------
      TOTAL OTHER CURRENT LIABILITIES       1,960.84
                                        ------------
    TOTAL CURRENT LIABILITIES             166,479.59

    LONG TERM LIABILITIES
      SHAREHOLDER LOAN                     76,000.00
                                        ------------
    TOTAL LONG TERM LIABILITIES            76,000.00
                                        ------------
  TOTAL LIABILITIES                       242,479.59

  EQUITY
    COMMON STOCK                            1,000.00
    PAID-IN-CAPITAL                        73,617.75
    RETAINEE EARNINGS                    -203,124.99
    NET INCOME                            -49,097.14
                                        ------------
  TOTAL EQUITY                           -177,604.38

TOTAL LIABILITIES & EQUITY                 64,875.21
                                        ============